AVC Technologies Appoints Carolyn Byrd to the Board of Directors

ATLANTA, March 04, 2021 (GLOBE NEWSWIRE) -- American Virtual Cloud Technologies, Inc. (NASDAQ: AVCT) (“AVC Technologies”) today announced the addition of Carolyn Byrd to its board of directors and audit committee, effective March 1, 2021. Ms. Byrd will be replacing Suzanne Shank, who will be stepping down.

Ms. Byrd most recently served as President of Coca-Cola Financial Corporation, from which she retired in 2000. During her tenure at The Coca-Cola Company, she was promoted to positions of increasing responsibility, including Manager of U.S. and Corporate Treasury, Vice President, Chief Internal Auditor and Director of Corporate Auditing. Since her retirement from The Coca-Cola Company, she formed a business process and financial consulting company called GlobalTech Financial, headquartered in Atlanta, Georgia.

Ms. Byrd has served on the Boards of Directors of several major corporations, including: Reliastar Financial Corporation, Freddie Mac, Popeyes Louisiana Kitchen, Inc., and Regions Financial Corporation. Mrs. Byrd has served on the Audit Committees on each of these corporations. She has chaired the Audit Committees of several and she currently chairs the Audit Committee of Regions Financial Corporation. Additionally, Ms. Byrd has served as Vice Chair of the Teachers Retirement System of Georgia; Audit Committee Chair of the Federal Home Loan Bank of Atlanta; and a member of Federal Reserve Bank of Atlanta Advisory Board.

“We are thrilled to welcome Carolyn to our Board. Her veteran Wall Street leadership, combined with her incredible financial acumen, will prove invaluable to our company and our future growth. We are all looking forward to working with and learning from Carolyn,” said Lawrence E. Mock, Jr., Chairman of the Board. “We would also like to thank Suzanne Shank for her service to the company and time on the board, and we wish her all the best in her future endeavors.”

About American Virtual Cloud Technologies

AVCT makes comprehensive and innovative cloud-based UCaaS, Cybersecurity, and IT solutions simple for over 900 enterprise customers, including 350+ managed service clients. Our mission is to be your single destination partner for the white-glove delivery of reliable and secure managed cloud services, hardware, and software.

For more information, visit www.avctechnologies.com.

PRESS / ANALYST CONTACT

American Virtual Cloud Technologies, Inc. Thomas King

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info@avctechnologies.com